NATURAL GAS SERVICES GROUP ANNOUNCES ITS FIRST QUARTER 2014 EARNINGS CALL AND PROVIDES MARKET AND OPERATIONAL PREVIEW

Midland, Texas, April 25, 2014 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces  the following conference call information and an operational and financial preview for its first quarter 2014 earnings release.

Earnings Release: Monday, May 5, 2014, before market opens
Public distribution will be through Thomson Reuters/Nasdaq OMX and the Natural Gas Services Group, Inc. website at www.ngsgi.com.

Conference Call: Monday, May 5, 2014, at 10:00 a.m. Central, 11:00 a.m. Eastern
Live via phone by dialing 800-624-7038, pass code "Natural Gas Services." All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Conference Call Replay
For those unable to attend the live teleconference, a Webcast replay of the call will be available within 2 hours at the NGS website at www.ngsgi.com under the Investor Relations section. Stephen Taylor, Chairman, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing first quarter 2014 financial results.

NGS Market and Operational Preview
While compressor sales backlog continues to grow, the Company expects compressor sales revenue to be $300 thousand to $400 thousand below fourth quarter, 2013 levels, a result of normal variability in the timing of orders. Compressor sales backlog grew appreciably to approximately $10 million as of March 31, 2014, compared to approximately $3 million as of December 31, 2013 and approximately $4 million for the quarter ended March 31, 2013. The Company expects the impact of this backlog to positively affect revenues and income in the second-half of 2014.

“While first quarter sales revenue will be slightly lower than the previous quarter, compressor orders and backlog grew substantially during the quarter, suggesting acceleration in revenue and income should occur as the year progresses,” said Steve Taylor, Chairman, President and Chief Executive Officer of Natural Gas Services Group. “We expect backlog growth to continue with our enthusiasm tempered somewhat by slightly longer lead-times on component deliveries.”

In addition, an unusual number of rental terminations in the quarter had a transient impact on first quarter results. The Company now expects first quarter sequential rental revenue growth should be 1-2% when compared to fourth quarter, 2013 revenue. While quarterly revenue growth was challenging, margins strengthened. The Company expects rental margins should be in excess of 56%, compared to approximately 54% in the fourth quarter of 2013.

On a year-over-year basis, first quarter, 2014 rental revenue should be approximately 17% above rental revenue for the quarter ending March 31, 2013.

“While our growth in the key oil shale basins for associated gas compression continues at an accelerated pace, a higher than normal number of rental terminations - predominantly in dry gas regions that are still experiencing a challenging price environment - had an impact on our net revenue stream in the quarter,” Steve Taylor said. “While we are not satisfied with these results, we believe the weakness is temporary and we continue to position the Company to take advantage of opportunities over the balance of the year.”

As a result of these temporary operational challenges the Company currently expects earnings should be $0.20 - $0.22 per share, although quarterly financial results are in the process of final review.

“The first quarter was challenging, but we are focused on the balance of the year and continue to enhance our capability to meet expected future demand, especially from emerging production plays,” concluded Taylor. “Additionally, while compressor sales can vary over time, we are especially encouraged by the acceleration in our backlog during the first quarter which provides a positive backdrop for the balance of the year.”

About Natural Gas Services Group, Inc.

Natural Gas Services Group is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the unconventional gas industry (e.g. shale gas, tight gas formations and coalbed methane). The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas production and plant facilities. The Company is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma as well as Midland and service facilities located in major gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements

The ranges for the preliminary estimated financial results described above constitute forward-looking statements and actual results may vary from the information contained herein.  The Company is under no obligation to further update these forward-looking statements.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause Natural Gas Services Group’s actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for Natural Gas Services Group’s products and services; and new governmental safety, health and environmental regulations which could require Natural Gas Services Group to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact:
Alicia Dada-Investor Relations Coordinator
Natural Gas Services Group, Inc.
432-262-2700 or Alicia.Dada@nsgsi.com